UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

February 13, 2023

electroCore, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38538	20-3454976
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Forge Way, Suite 205

Rockaway, NJ 07866

 (Address of principal executive offices and zip code)

(973) 290-0097

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.001 Per Share	ECOR	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 3.03. Material Modification to Rights of Security Holders.

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 5.03 of this Form 8-K is incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the result of the Special Meeting referred to in Item 5.07 of this Form 8-K, the board of directors (the “Board”) of electroCore, Inc. (the “Company”) has approved a reverse stock split of the Company’s issued and outstanding common stock at a ratio of 1-for-15 shares, effective at 12:01 a.m. Eastern Time on February 15, 2023 (the “Reverse Stock Split”). On February 13, 2023, the Company filed a Certificate of Amendment to amend its Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of the State of Delaware to effect the Reverse Stock Split.

The Company expects that its common stock will begin trading on the Nasdaq Capital Market on a post-split basis under the Company’s existing trading symbol, “ECOR,” when the market opens on February 15, 2023. The new CUSIP identifier for the common stock following the Reverse Stock Split will be 28531P202.

As a result of the effectiveness of the Reverse Stock Split, every fifteen (15) shares of the Company’s issued and outstanding common stock will be automatically combined, converted and changed into one (1) share of the Company’s common stock, without any change in the number of authorized shares or the par value per share. The Reverse Stock Split will reduce the number of shares of common stock issued and outstanding from approximately 71.2 million to approximately 4.74 million. In addition, a proportionate adjustment will be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options, restricted stock units and warrants to purchase shares of common stock. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive a cash payment based on the closing sales price on the Nasdaq Capital Market of the common stock on February 14, 2023.

Insofar as the foregoing constitutes a summary of the Certificate of Amendment, it does not purport to be complete and is qualified in its entirety by reference to the full text of Certificate of Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On February 13, 2023, the Company held a special meeting of shareholders (the “Special Meeting”). As of the close of business on December 19, 2022, the record date for the Special Meeting, there were 71,173,287 outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), and 71,173.287 outstanding shares of Series A Preferred Stock, par value $0.001 per share (the “Preferred Stock”). At the Special Meeting, stockholders considered a proposal (the “Reverse Stock Split Proposal”) to authorize the Board to effect an amendment to the Company’s Certificate of Incorporation (the “Charter”), that would implement a reverse stock split of the shares of the Common Stock at a ratio, ranging from 1-for-5 to 1-for-50, with the exact timing and ratio to be determined by the Board without further approval or authorization of the Company’s stockholders. At the Special Meeting, holders of Common Stock were entitled to one vote per share, and holders of Preferred Stock not automatically redeemed in accordance with the terms of such Preferred Stock immediately prior to the opening of the polls at the Special Meeting were entitled to 1,000,000 votes per share, and each fraction of a share of Preferred Stock had a ratable number of votes, with all such shares of Common Stock and Preferred Stock voting together as a single class on the Reverse Stock Split Proposal.

At the Special Meeting, the Reverse Stock Split Proposal was approved by the following vote:

VOTES FOR	VOTES AGAINST	ABSTENTIONS	BROKER NON-VOTES
35,177,971,546	1,498,143,215	385,996,846	n/a

Item 7.01. Regulation FD Disclosure.

On February 14, 2023, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference. The press release is furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liability of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933. In addition, the press release shall not be deemed incorporated by reference into any of the Company’s filings with the Securities and Exchange Commission, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Certificate of Incorporation, filed February 13, 2023
99.1	Press release dated February 14, 2023

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

electroCore, Inc.

February 14, 2023	/s/ Brian M. Posner
Brian M. Posner
Chief Financial Officer